Exhibit 16.2

June 12, 2008

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Zale Corporation and, under the date of October 1, 2007, we reported on the consolidated financial statements of Zale Corporation as of and for the years ended July 31, 2007 and 2006 and the effectiveness of internal control over financial reporting as of July 31, 2007. On May 1, 2008, we were notified that Zale Corporation engaged Ernst & Young LLP as its principal accountant for the year ending July 31, 2008, and that the auditor-client relationship with KPMG LLP will cease upon completion of the review of Zale Corporation’s interim financial information as of and for the three-month and nine-month periods ended April 30, 2008. On June 6, 2008, we completed our review and the auditor-client relationship ceased. We have read Zale Corporation’s statements included under Item 4.01 of its Form 8-K/A dated June 6, 2008, and we agree with such statements, except that we are not in a position to agree or disagree with Zale Corporation’s statement regarding Ernst & Young LLP in the fourth paragraph of its Form 8-K/A.

Very truly yours,

/s/ KPMG LLP